                                                                    EXHIBIT 15.2


                        [M. JEVAHIRIAN & CO. LETTERHEAD]


December 11, 2000

The Board of Directors and Stockholders
FutureLink Corp.

We are aware of the inclusion in the Registration Statement (Form SB-2) of FutureLink Corp. for the registration of approximately 60,000,000 shares of its common stock of our report dated February 3, 2000 relating to the unaudited combined financial statements of ASYNC TECHNOLOGIES, INC. and ASYNC TECHNICAL INSTITUTE, INC. as of September 30, 1998 and 1999 and for the nine months then ended.

/s/ M. JEVAHIRIAN & CO.
--------------------------------
M. Jevahirian & Co.